Free Writing Prospectus dated May 18, 2020 (to the prospectus dated October 26, 2017 and Preliminary Prospectus Supplement dated May 18, 2020)	Filed Pursuant to Rule 433 Registration Statement Nos. 333-221130 and 333-221130-01 May 18, 2020

EQUINOR ASA

FINAL TERM SHEET

$750,000,000 1.750% Fixed Rate Notes due 2026

Issuer:	Equinor ASA (“Equinor”)

Guarantor:	Equinor Energy AS (“Equinor Energy”)

Title:	1.750% Fixed Rate Notes due 2026 (the “2026 Notes”)

Total Initial Principal Amount:	$750,000,000

Settlement Date:	May 22, 2020 (T+4)

Maturity Date:	January 22, 2026

Day Count:	30/360

Day Count Convention:	Following unadjusted

Coupon:	1.750%

Date Interest Starts Accruing:	May 22, 2020

Interest Payment Dates:	July 22 and January 22 of each year, subject to the Day Count Convention, commencing July 22, 2020 (short first coupon)

Public Offering Price:	Per 2026 Note: 99.599%; Total: $746,992,500

Net Proceeds, After Underwriting Discount, but Before Expenses, to Equinor:	Per 2026 Note: 99.449%; Total: $745,867,500

Benchmark Treasury:	0.375% due April 30, 2025

Benchmark Treasury Price and Yield:	100-00, 0.375%

Spread to Benchmark Treasury:	145 bps

Re-Offer Yield:	1.825%

Optional Make-Whole Redemption:	Prior to December 22, 2025 (1 month prior to maturity), Equinor has the right to redeem the 2026 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Notes to be redeemed as if the 2026 Notes to be redeemed matured on December 22, 2025 (1 month prior to maturity) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement) plus 25 basis points, plus accrued and unpaid interest to the date of redemption. On or after December 22, 2025 (1 month prior to maturity), Equinor has the right to redeem the 2026 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Tax Redemption:	As described in the preliminary prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. BofA Securities, Inc. DNB Markets, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

CUSIP Number:	29446M AJ1

ISIN:	US29446MAJ18

No Negative Pledge:	The 2026 Notes will not benefit from any negative pledge.

No Limitation on Sale and Leaseback Transactions:	The 2026 Notes will not benefit from any limitation on sale and leaseback transactions.

Guarantee Release Provisions:	As described in the preliminary prospectus supplement.

Issuer Substitution Provisions:	As described in the preliminary prospectus supplement.

$750,000,000 2.375% Fixed Rate Notes due 2030

Issuer:	Equinor ASA (“Equinor”)

Guarantor:	Equinor Energy AS (“Equinor Energy”)

Title:	2.375% Fixed Rate Notes due 2030 (the “2030 Notes”)

Total Initial Principal Amount:	$750,000,000

Settlement Date:	May 22, 2020 (T+4)

Maturity Date:	May 22, 2030

Day Count:	30/360

Day Count Convention:	Following unadjusted

Coupon:	2.375%

Date Interest Starts Accruing:	May 22, 2020

Interest Payment Dates:	May 22 and November 22 of each year, subject to the Day Count Convention, commencing November 22, 2020

Public Offering Price:	Per 2030 Note: 99.426%; Total: $745,695,000

Net Proceeds, After Underwriting Discount, but Before Expenses, to Equinor:	Per 2030 Note: 99.201%; Total: $744,007,500

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Price and Yield:	98-28+, 0.740%

Spread to Benchmark Treasury:	170 bps

Re-Offer Yield:	2.440%

Optional Make-Whole Redemption:	Prior to February 22, 2030 (3 months prior to maturity), Equinor has the right to redeem the 2030 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes to be redeemed as if the 2030 Notes to be redeemed matured on February 22, 2030 (3 months prior to maturity) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement) plus 30 basis points, plus accrued and unpaid interest to the date of redemption. On or after February 22, 2030 (3 months prior to maturity), Equinor has the right to redeem the 2030 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Tax Redemption:	As described in the preliminary prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. BofA Securities, Inc. DNB Markets, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

CUSIP Number:	29446M AK8

ISIN:	US29446MAK80

No Negative Pledge:	The 2030 Notes will not benefit from any negative pledge.

No Limitation on Sale and Leaseback Transactions:	The 2030 Notes will not benefit from any limitation on sale and leaseback transactions.

Guarantee Release Provisions:	As described in the preliminary prospectus supplement.

Issuer Substitution Provisions:	As described in the preliminary prospectus supplement.

* * * * * * * *

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle on the fourth business day following the trade date, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA or in the UK.

Concurrently with this offering, Equinor ASA is offering €750,000,000 aggregate principal amount of its 0.75% Notes due 22 May 2026 and €1,000,000,000 aggregate principal amount of its 1.375% Notes due 22 May 2032, guaranteed by Equinor Energy AS (the “concurrent offering”). The concurrent offering is being made under Equinor ASA’s European Medium Term Notes programme. Settlement of the notes offered pursuant to the concurrent offering is expected to be on or around May 22, 2020. This term sheet is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent offering. The closing of this offering and the concurrent offering are not conditioned on each other.

The Issuer and the Guarantor have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Barclays Capital Inc. at 1-888-603-5847, (ii) BNP Paribas Securities Corp. at 1-800-854-5674, (iii) BofA Securities, Inc. at 1-800-294-1322, (iv) DNB Markets, Inc. at 1-212-681-3800 (v) J.P. Morgan Securities LLC. at 1- 212-834-4533 or (vi) Goldman Sachs & Co. LLC at 1-866-471-2526.